EX – 99.(d)(6)

ADDENDUM No. 3 TO ADVISORY AGREEMENT

This Addendum, dated as of January 30, 2004, is entered into between the Mercantile Funds, Inc. (f/k/a M.S.D. & T. Funds, Inc.) a Maryland corporation (the “Company”), and Mercantile Capital Advisors, Inc. (“Mercantile”).

WHEREAS, the Company and Mercantile-Safe Deposit and Trust Company entered into an Advisory Agreement dated as of July 24, 1998 together with Addendum No. 1 thereto dated as of July 5, 2000, Amendment No. 1 thereto dated as of April 27, 2001 and Addendum No. 2 thereto dated as of June 16, 2003 (the “Advisory Agreement”);

WHEREAS, Mercantile assumed the rights and obligations of Mercantile-Safe Deposit and Trust Company under the Advisory Agreement in an Assumption and Guarantee dated May 11, 2002;

WHEREAS, Section 2 of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain Mercantile to act as the investment adviser under the Advisory Agreement, the Company shall so notify Mercantile in writing and the compensation to be paid to Mercantile shall be that which is agreed to in writing by the Company and Mercantile; and

WHEREAS, the Company has notified Mercantile that it has established the following additional investment portfolios (the “Dow Jones Funds”):

Dow Jones 100 U.S. Portfolio Fund

Dow Jones 80 U.S. Portfolio Fund

Dow Jones 60 U.S. Portfolio Fund

Dow Jones 40 U.S. Portfolio Fund

Dow Jones 20 U.S. Portfolio Fund

WHEREAS, the Company desires to retain Mercantile to act as the investment adviser for each of the Dow Jones Funds therefor, and Mercantile has notified the Company that it is willing to serve as investment adviser for the Dow Jones Funds;

WHEREAS, Mercantile has entered into a Sublicense Agreement (the “Sublicense Agreement”), dated as of November 20, 2003, made by and among Mercantile, Dow Jones & Company, Inc. (the “Licensor”), and Global Index Advisors, Inc. (the “Sublicensor”), whereby Mercantile has license to use certain intellectual property rights of Dow Jones in connection with the issuing, listing for trading, marketing, promotion or the use of certain financial products;

WHEREAS, pursuant to the Sublicense Agreement Mercantile has obtained the right to transfer the sublicense to the Company to issue, list for trading, market and/or promote or use, as the case may be, certain financial products described on Appendix A hereto (the “Products”) and to use and refer to certain of the intellectual property rights of Dow Jones limited to the indexes, data and trademarks listed on Appendix A hereto (the “Intellectual Property”); and

WHEREAS, in consideration of the Company’s retention of Mercantile as investment adviser for each of the Dow Jones Funds therefor, Mercantile desires to grant the Company a non-transferable and non-exclusive sublicense to use the Intellectual Property in connection with the issuance, trading, market and Products described on Appendix A hereto, and the Company has consequently established the Dow Jones Funds;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Appointment. The Company hereby appoints Mercantile to act as investment adviser to the Company for the Dow Jones Funds for the period and on the terms set forth in the Advisory Agreement. Mercantile hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.

2. Compensation. For the services provided and expenses assumed pursuant to the Advisory Agreement with respect to the Dow Jones Funds, the each Dow Jones Fund will pay Mercantile on the first business day of each month, and Mercantile will accept as full compensation therefor:

Dow Jones 100 U.S. Portfolio Fund - 0.55% of the average daily net assets of the fund.

Dow Jones 80 U.S. Portfolio Fund - 0.20% of the average daily net assets of the fund.

Dow Jones 60 U.S. Portfolio Fund - 0.20% of the average daily net assets of the fund.

Dow Jones 40 U.S. Portfolio Fund - 0.20% of the average daily net assets of the fund.

Dow Jones 20 U.S. Portfolio Fund - 0.20% of the average daily net assets of the fund.

The fee attributable to each of the Dow Jones Funds shall be the obligation of the Dow Jones Fund and not the obligation of any other Fund of the Company.

3. License. a non-transferable and non-exclusive sublicense to use the Intellectual Property in connection with the issuance, trading, market and Products described on Appendix A hereto.

a. In consideration for the advisory fees provided hereunder, Mercantile agrees to charge the Company a sublicense fee.

b. The Company acknowledges that it has received and read a copy of the Sublicense Agreement and the License Agreement dated November 14, 2003 between Dow Jones, Inc. and Global Index Advisors, Inc. (the “License Agreement”) agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on the Mercantile (including, without limitation, the indemnification obligations in Section 9 of the License Agreement insofar as such obligations arise out of or relate to the Products to be issued by the Sublicensee), other than the obligation to pay the License Fees imposed by the License Agreement and Sublicense Agreement.

c. The Company agrees that its obligations under the License Agreement pursuant to Section 3.b. of this Addendum are as a principal and shall be unaffected by any defense or claim that Mercantile may have against Licensor or the Sublicensor.

4. Capitalized Terms. From and after the date hereof, the term “Funds” as used in the Advisory Agreement shall be deemed to include the each Dow Jones Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

5. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

Mercantile Funds, Inc.

By:	/s/ Cornelia H. McKenna
Name:	Cornelia H. McKenna
Title:	Vice President

Mercantile Capital Advisors, Inc.

By:	/s/ John J. Pileggi
Name:	John J. Pileggi
Title:	President

APPENDIX A

Product Description:

Dow Jones U.S. Portfolio Index Funds:

Dow Jones 100 U.S. Portfolio Fund

Dow Jones 80 U.S. Portfolio Fund

Dow Jones 60 U.S. Portfolio Fund

Dow Jones 40 U.S. Portfolio Fund

Dow Jones 20 U.S. Portfolio Fund

Data to be licensed for use by Company:

Dow Jones U.S. Portfolio Indexes:

Dow Jones 100 U.S. Portfolio Index

Dow Jones 80 U.S. Portfolio Index

Dow Jones 60 U.S. Portfolio Index

Dow Jones 40 U.S. Portfolio Index

Dow Jones 20 U.S. Portfolio Index

Dow Jones Marks to be licensed for use by Company:

Dow Jones, Dow Jones Indexes, Dow Jones Portfolio Indexes